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                                                                   EXHIBIT 23


REPORT AND CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Tecumseh Products Company


     We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Tecumseh Products Company for the year ended December 31, 1995 of our report dated February 16, 1996 which appears on page 25 of the Annual Report to Shareholders for the year ended December 31, 1995.

     Our audit also included the related financial schedule for the three years ended December 31, 1995 listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                        CIULLA, SMITH & DALE, LLP




Southfield, Michigan
February 16, 1996